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                                                                    EXHIBIT 23.3



                         CONSENT OF INDEPENDENT ACCOUNTANTS


We consent to the reference to our firm under the caption "Experts" in the Registration Statement Form S-3 of Magnum Hunter Resources, Inc. dated March 27, 2002 and to the incorporation by reference therein of our reports dated February 16, 2001, with respect to the consolidated financial statements of Prize Energy Corp. and September 3, 1999, with respect to the statement of revenues and direct operating expenses for the producing properties acquired by Prize Energy Corp. from Pioneer Natural Resources USA, Inc., included in the Prize Energy Corp. Annual Report on Form 10-K for the year ended December 31, 2000, filed with the Securities and Exchange Commission.







Fort Worth, Texas
March 27, 2002